EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-115390, 333-113165, No. 333-89668, No. 333-73322, No. 333-44202, No. 333-78599, No. 333-48159, No. 333-26593, No. 333-01769, No. 33-35821, No. 33-43580, No. 33-48025, No. 35-48026, No. 33-78622, No. 33-78678, and No. 33-59333 of Symbol Technologies, Inc on Forms S-8 of our reports dated March 1, 2005, with respect to the consolidated financial statements and schedule of Symbol Technologies, Inc. (“Symbol”), Symbol management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Symbol, included in this Annual Report on Form 10-K for the year ended December 31, 2004

/s/ Ernst & Young LLP
New York, New York
March 7, 2005